Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-286673) and Form F-3 (No. 333-293241) of our report dated March 20, 2025, with respect to our audits of the consolidated financial statements of iTonic Holdings Ltd (formerly Pheton Holdings Ltd) as of December 31, 2024 and for each of the two years ended December 31, 2024, which is included in this Annual Report on Form 20-F for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

March 30, 2026

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com